UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.

[ ] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported

1. Name and Address of Reporting Person(s)
   RUSSELL             J. PHILIP
   2092 Concourse Drive
   San Jose, CA 95131

   Phone: (408) 433 5200
2. Issuer Name and Ticker or Trading Symbol
   MICRO LINEAR CORPORATION (MLIN)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   12/98
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code     Amount        D  Price        End of Year    I
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                                                                                     28,670.00      D  Direct

Table II (PART 1)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code      A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  $1.3750                                                                                 02/29/04
to buy)
Incentive Stock Option (right  $4.7500         07/30/98       A         13,793.00                                      07/30/08
to buy)
Incentive Stock Option (right  $4.7500         07/30/98       A         8,126.00                                       07/30/08
to buy)
Incentive Stock Option (right  $4.7500         07/30/98       A         9,606.00                                       07/30/08
to buy)
Incentive Stock Option (right  $6.3750                                                                                 07/24/06
to buy)
Incentive Stock Option (right  $7.2500         07/30/98       D                          13,793.00                     03/04/08
to buy)
Incentive Stock Option (right  $7.3130                                                                                 01/23/06
to buy)
Incentive Stock Option (right  $7.3750         07/30/98       D                          8,126.00                      01/27/08
to buy)
Incentive Stock Option (right  $7.3750         07/30/98       D                          9,606.00                      01/27/08
to buy)
Non-Qualified Stock Option     $4.7500         07/30/98       A         26,207.00                                      07/30/08
(right to buy)
Non-Qualified Stock Option     $4.7500         07/30/98       A         20,394.00                                      07/30/08
(right to buy)
Non-Qualified Stock Option     $4.7500         07/30/98       A         21,874.00                                      07/30/08
(right to buy)
Non-Qualified Stock Option     $7.2500         07/30/98       D                          26,207.00                     03/04/08
(right to buy)
Non-Qualified Stock Option     $7.3750         07/30/98       D                          21,874.00                     01/27/08
(right to buy)
Non-Qualified Stock Option     $7.3750         07/30/98       D                          20,394.00                     01/27/08
(right to buy)

Table II (PART 2)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Year
------------------------------------------------------------------------------------------------------------------------------------

Incentive Stock Option (right            Common Stock                   8,000.00                  8,000.00      D   Direct
to buy)
Incentive Stock Option (right  07/30/98  Common Stock                   13,793.00                               D   Direct
to buy)
Incentive Stock Option (right  07/30/98  Common Stock                   8,126.00                                D   Direct
to buy)
Incentive Stock Option (right  07/30/98  Common Stock                   9,606.00                  31,525.00     D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   20,000.00                 20,000.00     D   Direct
to buy)
Incentive Stock Option (right  07/30/98  Common Stock                   13,793.00                 0.00          D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   20,000.00                 20,000.00     D   Direct
to buy)
Incentive Stock Option (right  07/30/98  Common Stock                   8,126.00                                D   Direct
to buy)
Incentive Stock Option (right  07/30/98  Common Stock                   9,606.00                  0.00          D   Direct
to buy)
Non-Qualified Stock Option     07/30/98  Common Stock                   26,207.00                               D   Direct
(right to buy)
Non-Qualified Stock Option     07/30/98  Common Stock                   20,394.00                               D   Direct
(right to buy)
Non-Qualified Stock Option     07/30/98  Common Stock                   21,874.00                 68,475.00     D   Direct
(right to buy)
Non-Qualified Stock Option     07/30/98  Common Stock                   26,207.00                 0.00          D   Direct
(right to buy)
Non-Qualified Stock Option     07/30/98  Common Stock                   21,874.00                               D   Direct
(right to buy)
Non-Qualified Stock Option     07/30/98  Common Stock                   20,394.00                 0.00          D   Direct
(right to buy)

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/S/ RUSSELL             J. PHILIP
DATE